Final Approved by HR Board Committee
                                                               November 30, 1999

                                                                    EXHIBIT 10.a


                   MANAGEMENT VARIABLE COMPENSATION (MVC) PLAN
                                   FISCAL 2000


1.       PURPOSE OF PLAN

         To focus efforts on achievement of near term financial objectives which are critical to the success of the Company; to reward accomplishment at a level above competition when performance is above that of comparable companies; to more closely couple total compensation (salary plus variable) to the financial results of the enterprise.

         The Plan's payout is primarily related to achievement of annual Corporate and Division/Niche profit, resource utilization, and growth objectives.

2.       PLAN CONSTRUCTION

         The attached chart provides an overview of the plan (See attachment A). Details follow regarding each of the components of the plan.

3.       ELIGIBILITY AND PARTICIPATION

         *    Corporate officers
         *    Unit vice presidents
         *    Market and functional unit managers
         * Managers, technical supervisors and key marketing or technical employees who meet certain minimum responsibilities for profitability, financial/human resource acquisition and allocation, balance sheet control, and/or market/technical direction - positions defined as beginning at SAM 15 and TE 5, or equivalent and above.
         *    This plan does not apply to the employees of the Aeromet
              Corporation.

         An employee must be in such a position by the November Board of Directors meeting in order to be eligible for the fiscal year plan beginning the preceding 1 October, unless otherwise authorized by the CEO.

         An officer may recommend that an employee, who is otherwise eligible, not participate but such a recommendation must be authorized by the CEO.

         Participants are eligible for payout in proportion to the percentage of the fiscal year the participant is responsible for the qualifying position, unless otherwise authorized by the CEO.

         Employees who transfer to a different officer's unit during the year are paid according to the proportion of the year spent under each plan.

         Employees who work less than full time during a year (e.g., due to a personal leave, but not due to illness) would earn a proportionately reduced payout.

         Unless authorized by the CEO, no payout will be made to employees who work less than 1,000 hours in the fiscal year.


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         The participant must be on MTS' payroll at the end of the fiscal year to qualify for a payout. Employees resigning or terminated before the end, regardless of cause, are not eligible unless otherwise authorized by the CEO

         No employment contract is implied by participation in this Plan.

4.       ESTABLISHMENT OF OBJECTIVES

         a.       The Board of Directors sets the Corporate Earnings per Share
                  (EPS), Corporate Return on Average Net Assets (ROANA), and the corporate Working Capital Rate to Revenue objectives at their November meeting.

         b. ROANA, Revenue, and Working Capital Rate to Revenue objectives for Division heads will be approved by the Human Resource Committee of the Board of Directors at the November meeting. All other objectives must be finalized by December 15.

                  Other objectives for participants below the direct reports to the CEO require one over one approval levels to:

                  *  Integrate objectives into Company operating plan
                  *  Guard against conflicting objectives
                  *  Help to assure consistency in degree of difficulty

                  The CEO has the final approval over all participants other than himself.

5.       CRITERIA FOR OBJECTIVES

5.a      CORPORATE LONG RANGE PLANNING

         The Corporate Profit and Growth Objectives are set by the Board based on the current 3- year Long Range Plan (LRP) for the period FY1999 through 2001. Growth rates are set against 1998 actual results as the baseline. These are:

                  EPS:        20% compounded annual growth
                  ROANA:      21% average across the three years of the plan
                  REVENUE:    15% compounded annual growth

         For annual MVC purposes, EPS and revenue objectives are adjusted annually as recommended by the CEO and approved by the Board of Directors. All objectives include all transactions, acquisitions, write-offs, sales of assets, etc. unless specifically excluded by the Board in writing.

5.b      CORPORATE '00 MVC

         FUNDAMENTAL PHILOSOPHY IS THAT ACHIEVING THE FY00 PLAN WILL RESULT IN 100% MVC PAYOUT.


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         For FY00 this translates to MVC corporate level objectives of:

                  EPS:                      $0.95
                  ROANA:                    16.2%
                  REVENUE:                  $391.1M
                  WORKING CAP
                  RATE TO REV:              41%
                  (Mpls-based ops)

5.c      MVC IMPLEMENTATION

         EPS:
                  EPS                    Payout
                  ---                    ------
                  $0.90                    0%
                  $0.95                  100%
                  $1.05                  200%

         ROANA:
                ROANA                    Payout
                -----                    ------
                 0.8x Base                 0%
                 Base = 16.2%            100%
                 1.2x Base               200%
                 1.4x Base               300%

         WCRR (Mpls-based operations):
                WCRR                     Payout
                ----                     ------
                42%                        0%
                41%                       100%
                39%                       200%

5.d      UNIT

         Unit financial goals (ROANA & Working Capital Rate to Revenue) are expressed as Corp/Division/Niche goals. Such goals are set as part of an integrated plan for the overall corporation.

         Approved Unit levels for FY00 are:
         Type
         ----
         CORP              Corporate
         DIV               AESD/Entertainment
         DIV               Automation
         DIV               DSPT
         DIV               MTD/Aero
         DIV               NVD
         DIV               Sensors
         DIV               Service
         DIV               Vehicles Dynamics

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5.d      UNIT(CONT.)
         Additional NICHES as approved by CEO

         Other "Non-Financial" objectives are locally established, must be stated in measurable terms and must not be activities (i.e. number of sales calls or technical society presentations).

6.       COMPETITIVE PAYOUT POTENTIAL

         The competitive payout potential, expressed as a % of the midpoint of the salary structure, is shown below:

                     POSITION                       COMPETITIVE PAYOUT POTENTIAL %
                     --------                       ------------------------------
         CEO                     E5                                    70%
         Exec VP, MT&S           E4                                    50%
         Vice President          E3                 25-50, depending on revenue level (profit potential)
         Vice President          E2                 25-50, depending on revenue level (profit potential)
         Vice President (Unit)   E1                 15-45, depending on revenue level (profit potential)
         Mkt Div P&L Mgrs        SAM 17-21          15-35, depending on revenue level (profit potential)
         All Other Mgmt          SAM 18-21          10-25, depending on profit impact
                                 SAM 15-17          6-20, depending on profit impact
                                 T/E 5/5S - 9/9S    6-15, depending on profit impact

7.       OVERRANGING/MAXIMUM POTENTIAL PAYOUT

         The objectives are set at challenging but realistic levels that are used in the overall process of planning and resource allocation. This is not meant to be a limit to our aspirations, and performance above of those objectives should be rewarded as it is to the benefit of all stakeholders in the enterprise. Payout above the competitive payout potential is termed overranging.

         Two MVC mixes are possible for participants based on position and salary level. Exceptions must be approved by the CEO.

                  FOR THE MTS EXECUTIVE MANAGEMENT TEAM
                  Corporate Earnings per share (EPS) at 30% with 200% overranging.
                  Corporate or Division ROANA at 50% with 300% overranging. Mpls-based Operations Working Capital Rate to Revenue or Approved Revenue for the Business Unit at 20% with 200% overranging.

                  Base payout potential:  30 + 50 + 20 = 100
                  Max payout potential: (30x2) + (50x3) + (20x2) = 250

                  FOR ALL OTHER POSITIONS
                  Corporate earnings per share (EPS) at 20% with 200% overranging.
                  Corporate, Division, or Niche(as applicable) ROANA at 50% with 300% overranging.
                  Corporate, Division, or Niche Working Capital Rate to Revenue at 20% with 200% overranging.
                  Other objectives at 10% with no overranging.

                  Base payout potential: 20 + 50 + 20 + 10 = 100
                  Max payout potential: (20x2) + (50x3) + (20x2) + (10x1) = 240


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8.       RELATIONSHIP TO OTHER COMPENSATION PLANS

8.a      "NON MANAGEMENT" VARIABLE COMPENSATION PLAN (VC)

         Certain units may have a variable compensation plan for employees who are not eligible for the MVC, sales commissions, or other variable compensation plans. Payout in these VC Plans is linked directly to payout on the unit's MVC profit objectives. These non-management plans are subject to the approval of the unit vice president, corporate Human Resources manager and CEO.

         The following is an outline summary to which these VC plans must adhere. They are included in this MVC Plan for reference only.


8.a(1) VC Competitive payout potential is 3% of the midpoint of the salary range in which the employee is placed at the beginning of the fiscal year.

8.a(2) VC payout will normally be based on the combination of the results of the Corporation's earnings per share (EPS) and employee's unit vice president's (in some cases the unit manager's) ROANA objective(s) for the year. If the unit's vice president (manager)has more than one such objective, the payout will be based on the weighted average of the officer's objectives.

8.a(3) The entire 3% VC payout potential is eligible for overranging for participating employees.

8.a(4) Eligibility and participation rules for VC will be the same as those for MVC, where appropriate.

8.b      RETIREMENT PLAN

         The calculations for the Management Variable Compensation Plan (and VC) are made after deductions for retirement plans.

         Payout to a U.S. based participant in the Management Variable Compensation Plan (and VC) is included in the calculation of the Company's contribution to that employee's retirement plan.

9.       PAYOUT

         Payouts under this Plan along with VC are considered costs for the calculation of actual performance against objectives.

         Payouts are audited by the manager of internal audit and approved by the CFO. Payouts for the Executive Management Team must be approved by the CEO.

         Payout will be made in cash within 90 days of the end of the fiscal year, expected to be on or before December 31, 2000.


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